Exhibit 99

Manning & Napier, Inc. Reports Third Quarter 2014 Earnings Results

FAIRPORT, NY, October 29, 2014—Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2014 third quarter results for the period ended September 30, 2014.

Summary Highlights

•	Third quarter economic income and economic net income, non-GAAP measures, were $43.6 million and $26.9 million, or $0.31 per adjusted share

•	Assets under management (“AUM”) at September 30, 2014 were $51.1 billion, compared with $54.1 billion at June 30, 2014

•	Revenue for the third quarter increased 11% year-over-year and increased 1% sequentially to $104.8 million

•	Recently announced cash distribution of $46.3 million, which will result in a $0.24 per share dividend inclusive of a one-time $0.08 special dividend for Class A shareholders

•	Maturing seed capital program provides new growth opportunities in concentrated global equity and emerging markets equity mandates

Patrick Cunningham, Manning & Napier’s Chief Executive Officer, commented, “While markets saw heightened volatility during the third quarter which adversely impacted some of our short-term returns, our proven approach to active management continued to focus on individual investments that we believe are positioned to achieve long-term absolute returns for our clients. In actively managed portfolios, you expect to diverge from the benchmarks both positively and negatively over short periods of time. Client service and communication are always paramount in this business, but become more focused in these instances.

Despite market volatility, our financial model and incentive structure worked as planned, which serves to align client results with compensation expense protecting operating margins and free cash flow from the business. We continue to return capital to our shareholders as evidenced by the recently announced $0.24 dividend, which marks the third year since entering the public markets where we have delivered a $0.64 annual dividend and the second consecutive year delivering a one-time special dividend of $0.08.

Finally, we are excited about the growth prospects from our capital investment program in new product concepts, which we began three years ago in earnest. Emerging market equity and concentrated global equity are two distinct examples of strong performance in high-demand asset classes just reaching the three year track record. We continue to position these products in the market with our distribution teams for future growth.”

Third Quarter 2014 Financial Review

Manning & Napier reported third quarter 2014 revenue of $104.8 million, an increase of 11% from revenue of $94.6 million reported in the third quarter of 2013, and an increase of 1% from revenue of $103.9 million reported in the second quarter of 2014. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $53.0 billion, a 10% increase over average AUM for the third quarter of 2013 and in line with the second quarter of 2014, when average AUM was $48.0 billion and $53.1 billion, respectively. Revenue as a percentage of average AUM was 0.78% for the third quarter of 2014, which is consistent with the third quarter of 2013 and second quarter of 2014.

Operating expenses were $80.8 million, or $59.9 million excluding non-cash reorganization-related share-based compensation of $20.8 million. The $59.9 million is an increase of $8.1 million, or 16%, in operating expenses compared with the third quarter of 2013, and a decrease of $1.5 million, or 2%, in operating expenses compared with the second quarter of 2014. The expense increase in the current quarter compared to the third quarter of 2013 was due primarily to increases in asset-based costs associated with our fund and collective investment trust AUM and higher incentive compensation costs for our analyst team resulting from strong relative and absolute investment performance during the second half of 2013 and first half of 2014. The expense decrease in the current quarter compared to the second quarter of 2014 was driven by lower incentive compensation costs. As a percentage of revenue, compensation and related costs for the third quarter of 2014 were 29%, compared with 28% for the third quarter of 2013 and 32% for the second quarter of 2014. Distribution, servicing and custody expenses for the third quarter of 2014 increased by $2.5 million, or 14%, compared to the third quarter of 2013, consistent with the 14% increase in average mutual fund and collective trust AUM for the same period.

Generally Accepted Accounting Principles (“GAAP”)-based operating income was $24.0 million. Operating income, excluding non-cash reorganization-related share-based compensation, was $44.8 million for the quarter, an increase of $2.1 million, or 5%, from the third quarter of 2013 and an increase of $2.4 million, or 6%, from the second quarter of 2014. Operating margin, excluding non-cash reorganization-related share-based compensation expense, was 43% for the third quarter of 2014, compared with 45% for the third quarter of 2013 and 41% for the second quarter of 2014.

Non-operating loss was $1.2 million, a decrease of $1.7 million and $2.1 million from income of $0.5 million and $0.9 million reported in the third quarter of 2013 and second quarter of 2014, respectively. The decrease is primarily due to losses recorded during the current quarter on investments held by the Company to provide initial cash seeding for product development purposes.

The Company uses economic income and economic net income to provide greater clarity regarding the cash earnings of the business by removing non-cash reorganization-related share-based compensation charges, as defined in the Non-GAAP Financial Measures section below. On this basis, Manning & Napier reported third quarter 2014 economic income of $43.6 million compared with $43.3 million in the third quarter of 2013, a 1% increase, and $43.4 million in the second quarter of 2014, a 1% increase. Also for the third quarter of 2014, economic net income was $26.9 million, or $0.31 per adjusted share, compared with $26.7 million, or $0.30 per adjusted share, in the third quarter of 2013 and $26.8 million, or $0.30 per adjusted share, in the second quarter of 2014.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the third quarter was $19.8 million compared with net income of $22.8 million in the third quarter of 2013 and net income of $17.7 million in the second quarter of 2014. GAAP net income attributable to the common shareholders for the third quarter of $0.4 million, or $0.03 per basic and diluted share, reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Nine-months ended September 30, 2014 Financial Review

Manning & Napier reported 2014 year-to-date revenue of $307.1 million, an increase of 11% from revenue of $277.9 million reported in 2013. The increase in 2014 was consistent with changes in average AUM, which increased by 10% over the prior year. Revenue as a percentage of average AUM remained consistent with the prior year at 0.78%.

Operating expenses were $243.6 million, or $177.6 million excluding non-cash reorganization-related share-based compensation of $66.0 million. The $177.6 million is an increase of $26.6 million, or 18%, from 2013, due to higher incentive compensation costs resulting from the strong absolute and relative investment performance compared to the prior year, coupled with increases in asset-based costs associated with our fund and collective products including sub-transfer agent fees and 12b-1 fees. As a percentage of revenue, compensation and related costs for 2014 were 30% compared to 28% for the prior year. Distribution, servicing and custody expenses for 2014 increased by $8.5 million, or 17%, from 2013, while average mutual fund and collective trust AUM increased by 15% for the same period.

GAAP-based operating income was $63.5 million for the year, or $129.5 million of operating income after excluding non-cash reorganization-related share-based compensation charges. The $129.5 million represents a $2.7 million, or 2%, increase when compared to 2013. Operating margin for 2014 year-to-date, excluding non-cash reorganization-related share-based compensation expense, was 42% compared to the prior year of 46%.

Non-operating income was $2.1 million, an increase of $1.6 million from income of $0.5 million reported in 2013. The increase in non-operating income compared to the prior year is due to the $2.1 million of income recorded during the first quarter of 2014 resulting from enacted changes in tax laws, offset by a net decrease of $0.6 million in income on investments held by the Company.

Manning & Napier reported 2014 economic income of $131.7 million, compared with $127.4 million in 2013, a 3% increase. Also for 2014, economic net income was $81.3 million, or $0.92 per adjusted share, compared with $78.7 million, or $0.88 per adjusted share in 2013.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the nine months ended September 30, 2014 was $55.2 million, compared with net income of $57.8 million in 2013. GAAP net income attributable to the common shareholders for the nine months ended September 30, 2014 was $1.2 million, or $0.09 per basic and diluted share.

Assets Under Management

As of September 30, 2014, AUM was $51.1 billion, a decrease of 5% from the $54.1 billion as of June 30, 2014 and an increase of 4% from the $49.1 billion as of September 30, 2013. As of September 30, 2014, the composition of the Company’s AUM was 52% in separate accounts and 48% in mutual funds and collective investment trusts, which is generally consistent with the composition of 51% and 53% in separate accounts and 49% and 47% in mutual funds and collective investment trusts as of June 30, 2014 and September 30, 2013, respectively.

Since June 30, 2014, AUM decreased by $3.0 billion, including decreases of 4% in separate accounts and 7% in mutual funds and collective investment trusts AUM. The $3.0 billion decrease in AUM from June 30, 2014 to September 30, 2014 was attributable to market depreciation of $2.6 billion as well as net client outflows of $0.4 billion. The net client outflows of $0.4 billion consisted of net client outflows for both the mutual funds and collective investment trusts products and separate accounts of $0.2 billion. The annualized separate account retention rate through the third quarter remained consistent with the prior year at 93%.

When compared to September 30, 2013, AUM increased by $2.0 billion from $49.1 billion, including an increase of $0.6 billion, or 2%, in separate account AUM and an increase of $1.4 billion, or 6%, in mutual fund and collective investment trust AUM. The $2.0 billion increase in AUM from September 30, 2013 to September 30, 2014 was attributable to market appreciation of $3.3 billion offset by net client outflows of $1.3 billion. The net client outflows of $1.3 billion consisted of $1.6 billion of net outflows for separate accounts, partially offset by mutual funds and collective investment trusts net inflows of $0.3 billion.

Balance Sheet Review

As of September 30, 2014, cash and cash equivalents was $118.9 million, compared with $112.1 million as of June 30, 2014.

Conference Call

Manning & Napier will host a conference call to discuss its 2014 third quarter financial results on Thursday, October 30, 2014, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 17064235. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through November 6, 2014. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 17064235. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic income excludes from income before provision for income taxes the reorganization-related share-based compensation, which results in non-cash compensation expense reported over the vesting period. Upon the consummation of the initial public offering, the vesting terms related to the ownership of its employees were modified, including the Company’s named executive officers, other than William Manning. Such individuals were entitled to 15% of their pre-IPO ownership interests upon the consummation of the offering, and 15% of their pre-IPO ownership interests over the subsequent three years. The remaining ownership interests are subject to performance-based vesting over such three-year period. Such vesting terms will not result in an increase to the number of outstanding shares of the Company’s Class A common stock or the adjusted share count. As a result of such vesting requirements, the Company will recognize non-cash compensation charges through 2014.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 38.25% on economic income for each respective period, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested restricted stock units (RSUs) are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income, and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 525 employees as of September 30, 2014.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Shannon Lappin

Manning & Napier, Inc.

585-325-6880

slappin@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Revenues
Investment management services revenue	$104,795	$103,864	$94,647	$307,129	$277,876
Expenses
Compensation and related costs	51,499	56,148	44,935	159,457	140,739
Distribution, servicing and custody expenses	19,921	19,964	17,459	58,325	49,869
Other operating costs	9,365	8,565	7,706	25,867	23,235

Total operating expenses	80,785	84,677	70,100	243,649	213,843

Operating income	24,010	19,187	24,547	63,480	64,033
Non-operating income (loss)
Non-operating income (loss), net	(1,214)	908	468	2,131	548

Income before provision for income taxes	22,796	20,095	25,015	65,611	64,581
Provision for income taxes	2,976	2,360	2,222	10,412	6,799

Net income attributable to the controlling and the noncontrolling interests	19,820	17,735	22,793	55,199	57,782
Less: net income attributable to the noncontrolling interests	19,392	17,036	21,479	53,991	55,864

Net income attributable to Manning & Napier, Inc.	$428	$699	$1,314	$1,208	$1,918

Net income per share available to Class A common stock
Basic	$0.03	$0.05	$0.10	$0.09	$0.14

Diluted	$0.03	$0.05	$0.10	$0.09	$0.14

Weighted average shares of Class A common stock outstanding
Basic	13,705,134	13,667,861	13,634,246	13,669,391	13,612,289

Diluted	13,930,020	13,820,309	13,690,641	13,822,402	13,673,499

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net income attributable to Manning & Napier, Inc.	$428	$699	$1,314	$1,208	$1,918
Plus: net income attributable to the noncontrolling interests	19,392	17,036	21,479	53,991	55,864

Net income attributable to the controlling and the noncontrolling interests	19,820	17,735	22,793	55,199	57,782
Provision for income taxes	2,976	2,360	2,222	10,412	6,799

Income before provision for income taxes	22,796	20,095	25,015	65,611	64,581
Reorganization-related share-based compensation	20,836	23,267	18,237	66,044	62,793

Economic income	43,632	43,362	43,252	131,655	127,374
Adjusted income taxes	16,689	16,586	16,545	50,358	48,721

Economic net income	$26,943	$26,776	$26,707	$81,297	$78,653

Reconciliation of non-GAAP per share financial measures:
Net income available to Class A common stock per basic share	$0.03	$0.05	$0.10	$0.09	$0.14
Plus: net income attributable to the noncontrolling interests per basic share	1.41	1.25	1.57	3.95	4.11

Net income attributable to the controlling and the noncontrolling interests per basic share	1.44	1.30	1.67	4.04	4.25
Provision for income taxes per basic share	0.22	0.17	0.16	0.76	0.50

Income before provision for income taxes per basic share	1.66	1.47	1.83	4.80	4.75
Reorganization-related share-based compensation per basic share	1.52	1.70	1.34	4.83	4.61

Economic income per basic share	3.18	3.17	3.17	9.63	9.36
Adjusted income taxes per basic share	1.22	1.21	1.21	3.68	3.58

Economic net income per basic share	1.96	1.96	1.96	5.95	5.78
Less: impact of Manning & Napier Group, LLC units and unvested restricted stock units converted to publicly traded shares	(1.65)	(1.66)	(1.66)	(5.03)	(4.90)

Economic net income per adjusted share	$0.31	$0.30	$0.30	$0.92	$0.88

Weighted average shares of Class A common stock outstanding—Basic	13,705,134	13,667,861	13,634,246	13,669,391	13,612,289
Weighted average exchangeable units of Manning & Napier Group, LLC	73,574,338	73,696,130	75,861,023	74,361,099	76,037,530
Weighted average restricted stock units	867,762	508,918	416,917	599,517	235,184

Weighted average adjusted Class A common stock outstanding	88,147,234	87,872,909	89,912,186	88,630,007	89,885,003

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of June 30, 2014	$27,621.6	$26,457.0	$54,078.6	$25,891.6	$26,968.0	$1,219.0	$54,078.6
Gross client inflows	828.9	1,385.5	2,214.4	1,208.0	858.3	148.1	2,214.4
Gross client outflows	(979.5)	(1,590.4)	(2,569.9)	(1,151.5)	(1,281.5)	(136.9)	(2,569.9)
Market appreciation/(depreciation) & other (1)	(1,037.4)	(1,562.3)	(2,599.7)	(610.9)	(2,011.4)	22.6	(2,599.7)

As of September 30, 2014	$26,433.6	$24,689.8	$51,123.4	$25,337.2	$24,533.4	$1,252.8	$51,123.4
Average AUM for period	$27,164.9	$25,811.1	$52,976.0	$25,697.4	$26,039.4	$1,239.2	$52,976.0
As of March 31, 2014	$27,217.5	$24,973.9	$52,191.4	$24,513.3	$26,539.9	$1,138.2	$52,191.4
Gross client inflows	935.0	1,605.7	2,540.7	1,190.0	1,292.3	58.4	2,540.7
Gross client outflows	(1,761.7)	(1,134.5)	(2,896.2)	(877.1)	(1,962.8)	(56.3)	(2,896.2)
Market appreciation/(depreciation) & other (1)	1,230.8	1,011.9	2,242.7	1,065.4	1,098.6	78.7	2,242.7

As of June 30, 2014	$27,621.6	$26,457.0	$54,078.6	$25,891.6	$26,968.0	$1,219.0	$54,078.6
Average AUM for period	$27,413.4	$25,709.2	$53,122.6	$25,167.0	$26,766.6	$1,189.0	$53,122.6
As of June 30, 2013	$24,791.5	$21,526.2	$46,317.7	$21,723.4	$23,405.4	$1,188.9	$46,317.7
Gross client inflows	484.9	1,414.8	1,899.7	1,093.9	791.0	14.8	1,899.7
Gross client outflows	(1,036.5)	(1,271.8)	(2,308.3)	(1,026.4)	(1,202.2)	(79.7)	(2,308.3)
Market appreciation (depreciation)	1,583.7	1,622.1	3,205.8	1,053.2	2,142.5	10.1	3,205.8

As of September 30, 2013	$25,823.6	$23,291.3	$49,114.9	$22,844.1	$25,136.7	$1,134.1	$49,114.9
Average AUM for period	$25,362.0	$22,634.3	$47,996.3	$22,374.6	$24,466.3	$1,155.4	$47,996.3

For the nine-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2013	$26,835.0	$23,991.2	$50,826.2	$23,710.2	$25,977.0	$1,139.0	$50,826.2
Gross client inflows	2,480.2	4,680.9	7,161.1	3,535.5	3,352.3	273.3	7,161.1
Gross client outflows	(3,817.2)	(3,973.4)	(7,790.6)	(2,971.5)	(4,543.4)	(275.7)	(7,790.6)
Market appreciation/(depreciation) & other (1)	935.6	(8.9)	926.7	1,063.0	(252.5)	116.2	926.7

As of September 30, 2014	$26,433.6	$24,689.8	$51,123.4	$25,337.2	$24,533.4	$1,252.8	$51,123.4
Average AUM for period	$27,107.5	$25,236.1	$52,343.6	$24,924.9	$26,229.3	$1,189.4	$52,343.6
As of December 31, 2012	$24,683.6	$20,525.3	$45,208.9	$20,470.7	$23,472.5	$1,265.7	$45,208.9
Gross client inflows	1,939.8	4,564.0	6,503.8	3,383.3	3,017.3	103.2	6,503.8
Gross client outflows	(3,999.5)	(4,369.5)	(8,369.0)	(3,084.1)	(5,064.8)	(220.1)	(8,369.0)
Market appreciation (depreciation)	3,199.7	2,571.5	5,771.2	2,074.2	3,711.7	(14.7)	5,771.2

As of September 30, 2013	$25,823.6	$23,291.3	$49,114.9	$22,844.1	$25,136.7	$1,134.1	$49,114.9
Average AUM for period	$25,684.1	$22,014.3	$47,698.4	$21,921.2	$24,566.9	$1,210.3	$47,698.4

(1)	Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management and net flows from non-sales related activities including asset acquisitions.

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